UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

EVANS & SUTHERLAND COMPUTER CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Utah (State or Other Jurisdiction of Incorporation or Organization)	87-0278175 (I.R.S Employer Identification No.)
770 Komas Drive Salt Lake City, Utah 84108 (Address of Principal Executive Offices and Zip Code)
Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan (Full Title of the Plan)
David H. Bateman Evans & Sutherland Computer Corporation 770 Komas Drive Salt Lake City, Utah 84108 (Name and Address of Agent for Service)
(801) 588-1000 (Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Joshua E. Little Durham Jones & Pinegar, P.C. 192 East 200 North, Third Floor St. George, Utah 84770 (435) 674-0400

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.20 par value	2,773,681	$.41	$1,137,210	$133

(1)      This number reflects the total number of shares which may become available for award under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan (the “2014 Plan”), which is equal to the sum of (i) 1,397,413 shares reserved and available for grant under the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan (the “Prior Plan”) as of May 15, 2014 (the effective date of the 2014 Plan), and (ii) 1,376,268 shares previously granted under the Prior Plan and outstanding as of May 15, 2014 and which either terminate, expire, or lapse for any reason after May 15, 2014, thereby becoming available for options or other incentive grants issued under the 2014 Plan, as provided by the 2014 Plan. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may be issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457 of the Securities Act of 1933, on the basis of the average of the high and low prices for shares of common stock as reported on OTCBB on March 9, 2015.

INTRODUCTION

This Registration Statement on Form S-8 registers the offer and sale of 2,773,681 shares of Evans & Sutherland Computer Corporation’s (the “Registrant’s”) Common Stock, $.20 par value, for issuance under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the persons participating in the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                       INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015.

(b)
The description of the Registrant’s Common Stock included in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on September 27, 1978, including any amendments or reports filed for the purpose of updating such description.

(c)
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.

Any document and any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated herein by reference modifies or supersedes such statement or such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

           The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL

           Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

           Section 16-10a-901, et. seq., of the Utah Revised Business Corporation Act (the “Utah Act”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities (including reimbursement of expenses) they may incur in their capacities as such, which may include indemnification for liabilities arising under the Securities Act. The Amended and Restated Bylaws of the Registrant require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary under the Utah Act. The Amended and Restated Bylaws also permit the Registrant to purchase and maintain liability insurance on behalf of persons who are or were a director, officer, employee, fiduciary or agent of the Registrant or who are or were serving at the request of the Registrant as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person, or of an employee benefit plan. the Registrant currently maintains director and officer liability insurance, which policy covers each of the Registrant’s directors and officers and provides coverage for indemnification of such directors and officers against liability they may incur in their capacities as such.

           Under the Utah Act and the Registrant’s Amended and Restated Bylaws, a director or officer is not liable to the Registrant or its shareholders for any action taken or any failure to take any action as an officer or director unless the director or officer has breached or failed to perform the duties of his or her office in compliance with the Utah Act and such breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on the Registrant or its shareholders. Under the Registrant’s Amended and Restated Bylaws, the Registrant has further limited the liability of its directors to the Registrant and its shareholders for monetary damages to the maximum extent permitted by the Utah Act.

ITEM 7. EXEMPTION FROM REGISTRATION

           Not Applicable

ITEM 8. EXHIBITS

4.1
Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan.  Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2014 and incorporated herein by reference.

4.2
Form of Incentive Stock Option Award Agreement under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan. Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2014 and incorporated herein by reference.

4.3
Form of Non-Qualified Stock Option Award Agreement under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan. Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2014 and incorporated herein by reference.

5.1	Opinion of Durham Jones & Pinegar, P.C.
23.1	Consent of Tanner LLC.
23.2	Consent of Durham Jones & Pinegar, P.C. (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on this 13th day of March 2015.

EVANS & SUTHERLAND COMPUTER CORPORATION

By:           /s/ David H. Bateman
         David H. Bateman
         President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below authorizes each of David H. Bateman and Paul L. Dailey with full power of substitution and resubstitution, his true and lawful attorney-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date
/s/ David H. Bateman David H. Bateman	Director, President and Chief Executive Officer (Principal Executive Officer)	March 13, 2015
/s/ Paul L. Dailey Paul L. Dailey	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	March 13, 2015
/s/ L. Tim Pierce L. Tim Pierce	Chairman of the Board	March 13, 2015
/s/ James P. McCarthy James P. McCarthy	Director	March 13, 2015
/s/ E. Michael Campbell E. Michael Campbell	Director	March 13, 2015
/s/ William Schneider William Schneider	Director	March 13, 2015

EXHIBIT INDEX

Exhibit
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4.1
Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan.  Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2014 and incorporated herein by reference.

4.2
Form of Incentive Stock Option Award Agreement under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan. Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2014 and incorporated herein by reference.

4.3
Form of Non-Qualified Stock Option Award Agreement under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan. Reference is made to the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2014 and incorporated herein by reference.

5.1	Opinion of Durham Jones & Pinegar, P.C.*

23.1	Consent of Tanner LLC.*

23.2	Consent of Durham Jones & Pinegar, P.C. (included in Exhibit 5.1 hereto).*

24.1	Power of Attorney (included on signature page hereto).*
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*  Filed herewith.